EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

Supplement to Prospectus dated April 29, 2022

1. The following replaces the sixth paragraph under “The Adviser” in “Management of the Fund” in the Prospectus:

Charles B. Gaffney and Douglas R. Rogers, CFA, CMT are responsible for managing the Fund’s overall investment program and executing the Fund’s options strategy, and also provide the Sub-Adviser with research support and supervise the performance of the Sub- Adviser. Messrs. Gaffney and Rogers are Vice Presidents of Eaton Vance, have managed other Eaton Vance portfolios for more than five years, and have been portfolio managers of the Fund since May 2023.

May 26, 2023

EATON VANCE TAX-MANAGED BUY-WRITE OPPORTUNITIES FUND

Supplement to Statement of Additional Information dated April 29, 2022

The following replaces the tables under “Portfolio Managers.” in “Investment Advisory and Other Services”:

	Number of All Accounts	Total Assets of All Accounts	Number of Accounts Paying a Performance Fee	Total Assets of Accounts Paying a Performance Fee
Charles B. Gaffney(1)(5)
Registered Investment Companies	6	$3,796.7	0	$ 0
Other Pooled Investment Vehicles	0	$0	0	$ 0
Other Accounts	0	$0	0	$ 0
Douglas R. Rogers(1)(2)(5)
Registered Investment Companies	6	$2,134.3	0	$ 0
Other Pooled Investment Vehicles	1	$14.2	0	$ 0
Other Accounts	5	$40.5	0	$ 0
Thomas C. Seto(1)(5)
Registered Investment Companies	67	$33,275.7(3)	0	$ 0
Other Pooled Investment Vehicles	7	$ 963.2	0	$ 0
Other Accounts	78,674	$187,211.5(4)	0	$ 0
(1)	This portfolio manager serves as portfolio manager of one or more registered investment companies that invests or may invest in one or more underlying registered investment companies in the Eaton Vance family of funds or other pooled investment vehicles sponsored by Eaton Vance. The underlying investment companies may be managed by this portfolio manager or another portfolio manager.
(2)	This portfolio manager may provide advisory services for certain of the “Other Accounts” on a nondiscretionary or model basis. For “Other Accounts” that are part of a wrap account program, the number of accounts is the number of sponsors for which the portfolio manager provides advisory services rather than the number of individual customer accounts within each wrap account program. The assets managed may include assets advised on a nondiscretionary or model basis.
(3)	This portfolio manager provides investment advice with respect to only a portion of the total assets of certain of these accounts. Only the assets allocated to this portfolio manager as of the Fund’s most recent fiscal year end are reflected in the table.
(4)	For “Other Accounts” that are part of a wrap or model account program, the number of accounts is the number of sponsors for which the portfolio manager provides advisory services rather than the number of individual customer accounts within each wrap or model account program.

(5)       As of February 28, 2023

The following table shows the dollar range of Fund shares beneficially owned by each portfolio manager as of February 28, 2023 and in the Eaton Vance family of funds as of December 31, 2022.

Portfolio Manager	Dollar Range of Equity Securities Beneficially Owned in the Fund	Aggregate Dollar Range of Equity Securities Beneficially Owned in all Registered Funds in the Eaton Vance Family of Funds
Charles B. Gaffney	None	Over $1,000,000
Douglas R. Rogers	None	$100,001 - $500,000
Thomas C. Seto	None	Over $1,000,000

May 26, 2023